Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:
John Mye, P.E.
Vice President, Treasurer, and Chief Financial Officer
(716) 684-8060 jmye@ene.com

Ecology and Environment, Inc., Awarded $39 Million in Contracts for Work in China

LANCASTER, N.Y., January 17, 2013 – Ecology and Environment, Inc., (E & E) (NASDAQ: EEI) has been awarded approximately $39 million in contracts to consult on the development of eco-cities and a large health care complex for the China International Finance and Guarantee Group with the backing of the Chinese government.  It is anticipated that the award will be a significant effort in the months ahead.

A global leader in consulting on sustainability, E & E’s work will be directed at improving the environmental and health conditions in China, the fastest growing large economy in the world.

“E & E has been working in China since the mid-1980s, learning about the people and culture of China as we have worked on some of their environmental issues. Also, since the founding of E & E, we have been a pioneer in sustainability,” said E & E president and CEO Kevin Neumaier. “It is great to see these things coming together. We look forward to bringing our unique understanding of the challenges that China faces together with our technical leadership in the environment and health to work toward an improved quality of life for the Chinese people.”

E & E has completed over 50,000 projects in 122 countries, including some of the most iconic, high-profile projects in the world. Since 1970, E & E has provided environmental solutions in nearly every ecosystem on the planet. E & E is listed on the NASDAQ under the symbol EEI, and the information contained in this press release is available on the Company’s website at  www.ene.com.

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